UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2024 (September 27, 2024)

MercadoLibre, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33647	98-0212790
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

WTC Free Zone Dr. Luis Bonavita 1294, Of. 1733, Tower II Montevideo, Uruguay, 11300
(Address of registrant’s principal executive offices) (Zip Code)

+598-2-927-2770

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MELI	Nasdaq Global Select Market
2.375% Sustainability Notes due 2026	MELI26	The Nasdaq Stock Market LLC
3.125% Notes due 2031	MELI31	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 27, 2024, MercadoLibre, Inc. (the “Company”), as borrower, entered into a $400,000,0000 amended and restated revolving credit agreement (the “Amended and Restated Credit Agreement”) with the lenders party thereto (the “Lenders”), Citibank, N.A. as administrative agent (the “Administrative Agent”) and MercadoLibre S.R.L., Ebazar.com.br Ltda., Mercado Pago Instituição de Pagamento Ltda., DeRemate.com de Mexico S. de R.L. de C.V., MP Agregador, S. de R.L. de C.V., MercadoLibre Chile Ltda., and MercadoLibre Colombia Ltda. as initial guarantors (collectively, the “Initial Guarantors”). The Amended and Restated Credit Agreement amends and restates the $400,000,000 revolving credit agreement dated as of March 31, 2022 (the “Credit Agreement”).

The Company’s obligations under the Amended and Restated Credit Agreement are guaranteed by the Initial Guarantors. Additional guarantors may be added and existing guarantors may be removed, as specified in the Amended and Restated Credit Agreement, provided that no Initial Guarantor may be excluded if excluding such Initial Guarantor would result in the aggregate revenues of all guarantors representing less than 75% of the revenues of the Company.

The interest rates under the Amended and Restated Credit Agreement are based on Term SOFR (as defined in the Amended and Restated Credit Agreement) plus an interest margin of 1.00% per annum, which may be decreased to 0.90% per annum or increased to 1.15% per annum depending on the Company’s debt rating, as further provided under the Amended and Restated Credit Agreement. Any loans drawn from the Amended and Restated Credit Agreement must be repaid on or prior to September 27, 2028, which will be automatically extended to September 27, 2029 upon satisfaction, on or prior to August 28, 2027, of the Maturity Extension Conditions (as defined in the Amended and Restated Credit Agreement), as further provided in the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including covenants that limit (subject to certain exceptions) the ability of Company and its restricted subsidiaries to, among other things, change the business of the Company or the guarantors, merge or dispose of assets, grant liens or enter into any sale or lease-back transactions. The Amended and Restated Credit Agreement also requires the Company to maintain a minimum of cash, cash equivalents and short-term investments of $600,000,000.

The Amended and Restated Credit Agreement also provides for customary events of default, including, without limitation, nonpayment, material misrepresentation, breach of covenants, insolvency, bankruptcy, certain judgments, change of control and cross-events of default on material indebtedness, each of which are defined in the Amended and Restated Credit Agreement.

This description of the Amended and Restated Credit Agreement, and the guarantees provided thereunder, is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.01	Amended and Restated Revolving Credit Agreement, dated September 27, 2024, among MercadoLibre, Inc., as borrower, the lenders party thereto, Citibank, N.A., as administrative agent, and MercadoLibre S.R.L., Ebazar.com.br Ltda., Mercado Pago Instituição de Pagamento Ltda., DeRemate.com de Mexico S. de R.L. de C.V., MP Agregador, S. de R.L. de C.V., MercadoLibre Chile Ltda., and MercadoLibre Colombia Ltda. as initial guarantors.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MercadoLibre, Inc.

Dated: October 1, 2024	By:	/s/ Martín de los Santos
	Name:	Martín de los Santos
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.01	Amended and Restated Revolving Credit Agreement, dated September 27, 2024, among MercadoLibre, Inc., as borrower, the lenders party thereto, Citibank, N.A. as administrative agent, and MercadoLibre S.R.L., Ebazar.com.br Ltda., Mercado Pago Instituição de Pagamento Ltda., DeRemate.com de Mexico S. de R.L. de C.V., MP Agregador, S. de R.L. de C.V., MercadoLibre Chile Ltda., and MercadoLibre Colombia Ltda. as initial guarantors.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.